                                                                EXHIBIT 8.1

                           [Ernst & Young Letterhead]


March 29, 2001

Board of Directors
Medical Assurance, Inc.
100 Brookwood Place, Suite 500
Birmingham, Alabama  35209

Board of Directors
Professionals Group, Inc.
2600 Professionals Drive
Okemos, Michigan  48864

Board of Directors
ProAssurance Corporation
100 Brookwood Place, Suite 500
Birmingham, Alabama  35209

Ladies and Gentlemen:

This letter is in response to your request that we provide you with our opinion regarding the federal income tax consequences under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") of the acquisition by ProAssurance Corporation ("Holding Company"), a newly-formed holding company, of the stock of Medical Assurance, Inc. ("MAI") and of the stock of Professionals Group, Inc. ("PICM") (the "Proposed Transaction ") as described in the Agreement to Consolidate dated June 22, 2000, as amended.

In rendering this opinion, we have relied upon the completeness, truth, and accuracy of: (i) the facts, as set forth in the Agreement to Consolidate dated June 22, 2000, as amended (the "Agreement"); (ii) the MAI Statement of Representations dated November 9, 2000 provided by authorized representatives of MAI; (iii) the PICM Statement of Representations dated November 9, 2000 provided by authorized representatives of PICM; and (iii) the following documents ("the Documents").

1.       The MAI Stock Option Agreement dated June 22, 2000;
2.       The PICM Stock Option Agreement dated June 22, 2000;
3.       The MAI Disclosure Schedule dated June 22, 2000; and
4.       The PICM Disclosure Schedule (with proposed change) dated June 22,
         2000.


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Board of Directors                                                        Page 2
Medical Assurance, Inc.                                           March 29, 2001
Professionals Group, Inc.
ProAssurance Corporation


You have advised us that the facts contained in the Agreement, the Statements of Representations, and the Documents provide an accurate and complete description of all of the relevant facts and circumstances surrounding the Proposed Transaction. We have made no independent determination regarding the facts and circumstances involved in the Proposed Transaction and, therefore, have relied upon the Agreement, the Statements of Representations, and the Documents referred to above for purposes of this letter. Any additions from or modifications to the Agreement, the Statements of Representations, or the Documents may affect the conclusions stated herein, perhaps in an adverse manner.

We consent to the reference to Ernst & Young and our opinion in the S-4 filing relating to the Proposed Transaction and the filing of our opinion as an exhibit thereto. We also understand that our opinion will be included in the documentation for the special meeting of the MAI stockholders and the special meeting of the PICM stockholders. We consent to such reference in the S-4 under the headings "Risk Factors - The Internal Revenue Service May Disagree With Our Description of the Federal Income Tax Consequences", "Summary of the Consolidation Agreement - Conditions to the Completion of the Consolidation", "Opinions", and "Appendix A - Agreement to Consolidate - Tax Opinion", and to the filing of this tax opinion as an exhibit to the S-4. We also consent to the inclusion of our opinion in the documentation for the special meeting of the MAI stockholders and the special meeting of the PICM stockholders.

                         FEDERAL INCOME TAX CONSEQUENCES

Based solely on (i) the facts, as set forth in the Agreement; (ii) the MAI Statement of Representations dated November 9, 2000 provided by authorized representatives of MAI; (iii) the PICM Statement of Representations dated November 9, 2000 provided by authorized representatives of PICM; and (iv) the Documents, in our opinion, the following federal income tax consequences will result from the Proposed Transaction:

1. Under Section 351(a), no gain or loss will be recognized by the MAI common stockholders who exchange their MAI common stock solely for voting common stock of Holding Company.(1) Under Section 358, the adjusted tax basis of such MAI common stockholder in such Holding Company voting common stock will be equal to that MAI common stockholder's adjusted tax basis in the shares of MAI common stock exchanged therefore. Under Section 1223, the holding period for the shares of Holding Company voting common stock received by that MAI common stockholder in exchange for such shares of MAI common stock will include that MAI common stockholder's holding period for such shares of MAI common stock.

---------------

(1) All references to "Section", "ss.ss.", or "ss." are to the Code, unless otherwise stated.


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Board of Directors                                                        Page 3
Medical Assurance, Inc.                                           March 29, 2001
Professionals Group, Inc.
ProAssurance Corporation


2. Based on the understanding that the former PICM common stockholders do not and will not control Holding Company within the meaning of Section 304(c), under Section 351(a) and (b), gain, but not loss, will be recognized by the PICM common stockholders who make the Stock Election to the extent of the lesser of the gain realized (computed by adding the value of Holding Company stock plus cash received less the adjusted basis in the shares surrendered) or the amount of cash received. The gain recognized will generally be capital gain if the PICM common stock is a capital asset in the hands of the exchanging PICM common stockholder (Rev. Rul. 60-302, 1960-2 C.B. 223; Rev. Rul. 68-55, 1968-1
         C.B. 140). Under Section 358, the adjusted tax basis of such PICM common stockholder in such Holding Company voting common stock received by that PICM common stockholder pursuant to such Stock Election will be equal to that PICM common stockholder's adjusted tax basis in the shares of PICM common stock exchanged therefore, increased by the amount of any gain recognized by that PICM common stockholder with respect to such shares of PICM common stock and reduced by the amount of any cash received by that PICM common stockholder for such shares of PICM common stock pursuant to such Stock Election. Under Section 1223, the holding period for the shares of Holding Company voting common stock received by that PICM common stockholder in exchange for such shares of PICM common stock will include that PICM common stockholder's holding period for such shares of PICM common stock.

3. The payment of cash in lieu of fractional shares of Holding Company stock to those PICM common stockholders making the Stock Election will be treated under Section 351(b) as other property or money received in the exchange. Under Section 351(b)(1), gain will be recognized, but not in excess of the amount of money received. However, under Section 351(b)(2), no loss will be recognized. The character of the gain will be determined by reference to the character of the underlying assets. Accordingly, if a PICM common stockholder holds PICM common stock as a capital asset, any gain recognized from the cash received in lieu of the issuance of Holding Company fractional shares would generally be treated as capital gain.

4. Based on the understanding that the former PICM common stockholders do not and will not control Holding Company within the meaning of Section 304(c), gain will be recognized under Section 1001 by the PICM common stockholders who make the Cash Election to the extent that the cash received by a stockholder is greater than such stockholder's basis in the PICM common stock exchanged therefore. Loss will be recognized by the PICM common stockholders who make the Cash Election to the extent that the cash received by a stockholder is less than the such stockholder's basis

Board of Directors                                                        Page 4
Medical Assurance, Inc.                                           March 29, 2001
Professionals Group, Inc.
ProAssurance Corporation


         in the PICM common stock exchanged therefore. The gain or loss recognized with respect to the exchange of the PICM common stock (including any fractional shares) for cash will be capital gain or loss if the PICM common stockholder held the PICM common stock as a capital asset.

5. Under Section 1032(a), no gain or loss will by recognized by Holding Company on the issuance of its voting common stock to the MAI and PICM common stockholders in exchange for the MAI and PICM common stock. No gain or loss will be recognized by MAI, PICM, or any of the MAI or PICM subsidiaries on the transfer of the MAI or PICM common stock to Holding Company.

                                SCOPE OF OPINION

The scope of this opinion is expressly limited to the federal income tax consequences specifically addressed in items (1) through (5) in the section entitled "Federal Income Tax Consequences" above. Specifically, our opinion has not been requested and none is expressed with regard to the federal, foreign, state, or local income tax consequences to MAI, PICM, Holding Company, and the stockholders thereof except as specifically set forth above. Furthermore, our opinion has not been requested, and none is provided, with respect to any other federal income tax consequences, including those which may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the federal income tax laws (including, but not limited to: life insurance companies, foreign persons, tax-exempt entities, and holders who acquired their MAI or PICM common stock pursuant to the exercise of employee stock options or otherwise as compensation). Moreover, we have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Transaction, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Transaction. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Transaction including the fair market value of the PICM and MAI common stock being exchanged in the Proposed Transaction.

Our opinion, as stated above is based upon an analysis of the Code, the Treasury Regulations thereunder, current case law, published rulings, and administrative pronouncements in effect on the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may

Board of Directors                                                        Page 5
Medical Assurance, Inc.                                           March 29, 2001
Professionals Group, Inc.
ProAssurance Corporation


be affected and may not be relied upon. In addition, any changes to the Agreement, the MAI Statement of Representations dated November 9, 2000 provided by authorized representatives of MAI, the PICM Statement of Representations dated November 9, 2000 provided by authorized representatives of PICM, the Documents, or other information set forth herein might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this letter accept as explicitly provided in
Section 9.1(f) of the Agreement.

This opinion is being rendered to the Boards of Directors of Medical Assurance, Inc., Professionals Group, Inc., and ProAssurance Corporation in connection with the Proposed Transaction and is solely for their benefit and the benefit of their shareholders. This opinion may not be relied upon by any other person or persons, or used for any other purpose except as specifically provided herein without our prior written consent.

This letter is an opinion of our firm as the interpretation of existing law and, as such, is not binding on the Internal Revenue Service or the courts.

                                          Very Truly Yours,



                                          /s/ Ernst & Young LLP
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                                                        [MEDICAL ASSURANCE LOGO]

November 9, 2000

Ernst & Young LLP
1901 6th Avenue North
Birmingham, Alabama 35203

                     ACQUISITION BY PROASSURANCE CORPORATION
               OF ALL OF THE STOCK OF MEDICAL ASSURANCE, INC. AND
                OF ALL OF THE STOCK OF PROFESSIONALS GROUP, INC.

Ladies and Gentlemen:

Set forth below are the signed management representations you requested for Ernst & Young LLP to render its opinion regarding the proposed acquisition (the "Proposed Transaction") by ProAssurance Corporation. ("Holding Company") of (i) all of the issued and outstanding stock of Medical Assurance, Inc. ("MAI") through the formation and merger of MAI Acquisition, Inc. ("MAI Acquisition) with and into MAI and (ii) all of the issued and outstanding stock of Professionals Group, Inc. ("PICM") through the formation and merger of PICM Acquisition, Inc. with and into PICM, as detailed in the Agreement to Consolidate (the "Agreement"), dated June 22, 2000. We understand that the representations set forth below are relevant to your analysis, and that any deviations from the representations could materially and adversely affect your opinion, perhaps make it inapplicable. All references to "Section" are to the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury Regulations thereunder (the "Regulations").

Representations with respect to that portion of the Proposed Transaction whereby Holding Company's acquisition of the stock of MAI qualifying as a Section 351 transfer and as a reorganization within the meaning of Section 368(a)(1)(A) and
(a)(2)(E):

a) There will be no Holding Company stock given to any person or entity as payment for services rendered in connection with the Proposed Transaction. No Holding Company stock will be given to any person or entity in connection with the Proposed Transaction as payment on a loan, account payable, letter of credit, etc.

b) The only item that will be transferred by the MAI shareholders to Holding Company in connection with the Proposed Transaction is the stock of MAI.

c) The Agreement requires MAI shareholders to convert all of their issued and outstanding MAI stock to Holding Company voting common stock as provided in Section 2.8 thereof.


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  PO Box 590009 - Birmingham, Alabama 35259-0009 - 205/877/4400 - 800/282-6242
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d)       Upon completion of the Proposed Transaction, the MAI shareholders will not retain any rights in the MAI stock transferred to Holding Company.

e) No liabilities will be transferred to or assumed by Holding Company in connection wit the Proposed Transaction.

f) The transfer of the MAI stock to be made by the MAI shareholders will occur pursuant to a single plan in which the rights of the parties are defined and will occur on the same date upon completion of the Proposed Transaction.

g) To the undersigned's knowledge, there is no plan or intention on the part of the Holding Company to redeem or otherwise reacquire any stock issued in the Proposed Transaction.

h) Immediately after the Proposed Transaction, the MAI shareholders and those PICM shareholders that make a stock election will, in the aggregate, own all of the issued and outstanding stock of Holding Company.

i) Upon completion of the Proposed Transaction, Holding Company will remain in existence and, to the undersigned's knowledge, retain and use the stock of MAI in its trade or business of a holding company.

j) To the undersigned's knowledge, there is no plan or intention by Holding Company to dispose of the stock of MAI other than in the normal course of business operations.

k) Each of the parties to the Proposed Transaction will pay its or his/her own expenses, if any, incurred in connection with the transfer of the MAI stock.

l) Holding Company is not a real estate investment trust, a regulated investment company, or a corporation with more than 80 percent of the value of its assets (excluding cash and nonconvertible debt obligations from consideration) that are held for investment and that are readily marketable securities, interests in regulated investment companies, or interests in real estate investment trusts.

m) The Holding Company voting common stock received by each MAI shareholder will be received as a result of arm's length negotiations between the parties and, hence, will be approximately equal to the fair market value of the MAI stock surrendered.

n) MAI has been advised by its legal counsel that the proposed merger of MAI Acquisition with and into MAI will qualify as a statutory merger under Delaware merger law.

o) MAI has been advised by its legal counsel that dissenters' rights of appraisal are not available to MAI shareholders in connection with the Proposed Transaction.


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

p) MAI Acquisition will have no liabilities at the time of the Proposed Transaction and none of MAI Acquisition's assets will be subject to liabilities at the time of the Proposed Transaction.

q) At the time of the Proposed Transaction, MAI will not be in bankruptcy nor does the management of MAI have any intention of filing bankruptcy.

r) Shareholders of MAI will receive in excess of 50 percent of all of the stock of Holding Company to be issued in the Proposed Transaction.

s) Prior to and in connection with the Proposed Transaction, neither MAI nor a subsidiary of MAI will redeem or otherwise acquire any MAI stock, or pay a dividend with respect to the stock of MAI (except for normal, ordinary cash dividends).

t) Following the Proposed Transaction, MAI will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of MAI Acquisition's net assets and at least 70 percent of the fair market value of MAI Acquisition's gross assets held immediately prior to the Proposed Transaction. For purposes of this representation, amounts used by MAI to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by MAI will be included as assets of MAI or MAI Acquisition, respectively, immediately prior to the Proposed Transaction.

u) Prior to the Proposed Transaction, Holding Company will own at least 80 percent of all of the shares of voting stock of MAI Acquisition and at least 80 percent of the number of all shares of nonvoting stock, if any, of MAI Acquisition.

v) MAI has no plan or intention to issue additional shares of its stock that would result in Holding Company owning less than 80 percent of all of the shares of voting stock of MAI or less than 80 percent of the number of all shares of nonvoting stock, if any, of MAI.

w) Holding Company has no plan or intention to liquidate MAI; to merge MAI into another corporation; to cause MAI to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the MAI stock acquired in the Proposed Transaction, except for transfers of the MAI stock to subsidiaries in which Holding Company owns at least 80 percent of all of the shares of voting stock and at least 80 percent of the number of all of the shares of nonvoting stock.

x) There is no intercorporate indebtedness existing between Holding Company and MAI or between MAI and MAI Acquisition that was issued, acquired, or will be settled at a discount.


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

y) Following the Proposed Transaction, MAI will continue its historic business or use a significant portion of its historic business assets in a business.

z) In the Proposed Transaction, shares of MAI stock representing at least 80 percent of all of the shares of voting stock of MAI and at least 80 percent of the number of all of the shares of nonvoting stock of MAI will be exchanged solely for voting common stock of Holding Company. For purposes of this representation, there will be no exchange of shares of MAI stock for cash or other property.

aa) No two parties to the transaction are regulated investment companies, real estate investment trusts, or corporations with more than 25 percent of the value of their total assets invested in the stock and securities of any one issuer and more than 50 percent of the value of their total assets invested in the stock and securities of five or fewer issuers.

bb) On the date of the Proposed Transaction, the fair market value of the assets of MAI will exceed the sum of its liabilities, plus the amount of liabilities to which the assets are subject.

This Representation Letter may be executed in counterparts, each of which is an original, and all of which together constitutes one instrument.

The signature below is a duly authorized officer, and the signature below of the authorized officer applies solely with respect to the representations made by the company (or its successor) under the Proposed Transaction described in the Agreement, dated June 22, 2000.

Signature

Medical Assurance, Inc.


By: /s/ James J. Morello
   -------------------------------------------
Date: November 10, 2000
     -----------------------------------------
Name: James J. Morello
Title: Treasurer, Chief Financial Officer and Senior Vice President of Finance


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

[PROFESSIONALS GROUP LETTERHEAD]

November 9, 2000

Ernst & Young LLP
1901 6th Avenue North
Birmingham, Alabama 35203

                     ACQUISITION BY PROASSURANCE CORPORATION
               OF ALL OF THE STOCK OF MEDICAL ASSURANCE, INC. AND
                OF ALL OF THE STOCK OF PROFESSIONALS GROUP, INC.

Ladies and Gentlemen:

Set forth below are the signed management representations you requested for Ernst & Young LLP to render its opinion regarding the proposed acquisition (the "Proposed Transaction") by ProAssurance Corporation. ("Holding Company") of (i) all of the issued and outstanding stock of Medical Assurance, Inc. ("MAI") through the formation and merger of MAI Acquisition, Inc. ("MAI Acquisition) with and into MAI and (ii) all of the issued and outstanding stock of Professionals Group, Inc. ("PICM") through the formation and merger of PICM Acquisition, Inc. with and into PICM, as detailed in the Agreement to Consolidate (the "Agreement"), dated June 22, 2000. We understand that the representations set forth below are relevant to your analysis, and that any deviations from the representations could materially and adversely affect your opinion, perhaps make it inapplicable. All references to "Section" are to the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury Regulations thereunder (the "Regulations").

Representations with respect to that portion of the Proposed Transaction whereby Holding Company's acquisition of the stock of PICM qualifying as a Section 351 transfer:

a) There will be no Holding Company stock given to any person or entity as payment for services rendered in connection with the Proposed Transaction. No Holding Company stock will be given to any person or entity in connection with the Proposed Transaction as payment on a loan, account payable, letter of credit, etc.

b) The only item that will be transferred by the PICM shareholders to Holding Company in connection with the Proposed Transaction is the stock of PICM.

                     (800)292-1036 Facsimile:(517)349-3127
                  A Nasdaq National Market Company Symbol PICM

c) The Agreement requires PICM shareholders to convert all of their issued and outstanding PICM stock to Holding Company voting common stock and cash (the "Stock Election") or cash alone (the "Cash Election") as provided in Section 3.8 thereof.

d) Upon completion of the Proposed Transaction, the PICM shareholders will not retain any rights in the PICM stock transferred to Holding Company.

e) No liabilities will be transferred to or assumed by Holding Company in connection with the Proposed Transaction.

f) The transfer of the PICM stock to be made by the PICM shareholders will occur pursuant to a single plan in which the rights of the parties are defined and will occur on the same date upon completion of the Proposed Transaction.

g) To the undersigned's knowledge, there is no plan or intention on the part of the Holding Company to redeem or otherwise reacquire any stock issued in the Proposed Transaction.

h) Immediately after the Proposed Transaction, the MAI shareholders and those PICM shareholders that make a stock election will, in the aggregate, own all of the issued and outstanding stock of Holding Company.

i) Upon completion of the Proposed Transaction, Holding Company will remain in existence and, to the undersigned's knowledge, retain and use the stock of PICM in its trade or business of a holding company.

j) To the undersigned's knowledge, there is no plan or intention by Holding Company to dispose of the stock of PICM other than in the normal course of business operations.

k) Each of the parties to the Proposed Transaction will pay its or his/her own expenses, if any, incurred in connection with the transfer of the PICM stock.

l) Holding Company is not a real estate investment trust, a regulated investment company, or a corporation with more than 80 percent of the value of its assets (excluding cash and nonconvertible debt obligations from consideration) that are held for investment and that are readily marketable securities, interests in regulated investment companies, or interests in real estate investment trusts.

m) The Holding Company voting common stock and cash or solely cash received by each PICM shareholder will be received as a result of arm's length negotiations between the parties and, hence, will be approximately equal to the fair market value of the PICM stock surrendered.


[PROFESSIONALS GROUP LOGO]             2

n) PICM has been advised by its legal counsel that the proposed merger of PICM Acquisition with and into PICM will qualify as a statutory merger under Michigan merger law.

o) PICM has been advised by its legal counsel that dissenters' rights of appraisal are not available to PICM shareholders in connection with the Proposed Transaction.

p) PICM Acquisition will have no liabilities at the time of the Proposed Transaction and none of PICM Acquisition's assets will be subject to liabilities at the time of the Proposed Transaction.

q) At the time of the Proposed Transaction, PICM will not be in bankruptcy nor does the management of PICM have any intention of filing bankruptcy.

r) The payment of cash in lieu of fractional shares of Holding Company voting common stock to any PICM shareholder is solely for the purpose of avoiding the expense and inconvenience to Holding Company of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each holder of PICM stock will be aggregated, and no PICM shareholder will receive cash as a result of fractional shares, in an amount equal to or greater than the value of one full share of Holding Company voting common stock for its or his/her PICM stock. Accordingly, the total cash consideration that will be paid in the transaction to the PICM shareholders instead of issuing fractional shares of Holding Company is not expected to exceed one percent of the total consideration that will be issued in the Proposed Transaction to the PICM shareholders in exchange for their shares of PICM stock.

This Representation Letter may be executed in counterparts, each of which is an original, and all of which together constitutes one instrument.

The signature below is a duly authorized officer, and the signature below of the authorized officer applies solely with respect to the representations made by the company (or its successor) under the Proposed Transaction described in the Agreement, dated June 22, 2000.

Signature

Professionals Group, Inc.


By: /s/ John F. Lang
   ------------------------------------------
Date: November 9, 2000
     ----------------------------------------
Name: John F. Lang
Title: Secretary, Treasurer and Chief Financial Officer


[PROFESSIONALS GROUP LOGO]             3